EXHIBIT 99.1

First Mid Bancshares, Inc. Announces First Quarter 2021 Results

MATTOON, Ill., April 28, 2021 (GLOBE NEWSWIRE) -- First Mid Bancshares, Inc. (NASDAQ: FMBH) (the “Company”) today announced its financial results for the quarter ended March 31, 2021.

Highlights

  Net income of $4.1 million, or $0.24 diluted EPS
  Adjusted net income (non-GAAP) of $15.2 million, or $0.88 diluted EPS, reflecting a record high
  Completed the acquisition of LINCO Bancshares, Inc. (“LINCO”) and its subsidiary Providence Bank (“Providence”) on February 22, 2021
  Solid quarter of wealth management and insurance revenues drives noninterest income to 33% of total
  Board of Directors declares regular quarterly dividend of $0.205 per share

“We kicked off 2021 on a positive note with a strong financial performance, including record high adjusted earnings driven by successes across our business lines,” said Joe Dively, Chairman and Chief Executive Officer. “The quarter was highlighted by the closing of the LINCO acquisition where we met both our timing and financial targets. The reception from customers has been very good and the teams have been working extremely well together as we prepare for a mid-May bank system conversion.”

“We also had a strong start to the year in our farm management business and continued to play an important role in assisting our clients with the Paycheck Protection Program (PPP). Our commitment to our customers and communities is evident with the success we have had in the PPP program for both existing and new customers. We have had employees working long hours to help customers and added $107.4 million in loans under the new round of PPP, while working with borrowers from the previous rounds to process forgiveness applications. The First Mid team demonstrated how much it can accomplish within an unprecedented operating environment and I am proud of all the work they have done to support our customers and communities,” Dively concluded.

Net Interest Income

Net interest income for the first quarter of 2021 increased by $3.3 million, or 9.9% compared to the fourth quarter of 2020. Interest income increased by $3.2 million and interest expense declined by $0.1 million from the previous quarter. The increase in interest income was primarily driven by the addition of Providence for the period subsequent to closing on February 22, 2021. Accretion income increased by $0.9 million in the quarter to $1.2 million. This was offset by a decline in PPP fee income of $0.9 million to $2.3 million in total. At quarter end, the Company had $7.5 million of deferred fee income on PPP loans remaining. Interest expense declined, despite the addition of Providence, driven by additional reductions in money market and savings products and continuing to allow wholesale time deposit and FHLB advances to mature without replacement.

In comparison to the first quarter of 2020, net interest income increased $6.9 million, or 23.1%. The increase was primarily the result of the addition of Providence, the additional income from the PPP, and the active management to lower funding costs.

Net Interest Margin

Net interest margin, on a tax equivalent basis, was 3.16% for the first quarter of 2021, which was one basis point lower compared to the prior quarter. Earning asset yields declined by six basis points on higher cash liquidity invested at lower yields. The higher liquidity was primarily driven by additional government stimulus in the quarter. Average cost of funds declined by five basis points as the company continues to allow wholesale time deposits and FHLB advances to mature and lowered certain product rates during the period.

In comparison to the first quarter of last year, the net interest margin decreased 35 basis points with earning asset yields down 59 basis points and average cost of funds lower by 24 basis points. The current quarter included $2.3 million of PPP fee income that did not exist in the first quarter of 2020 and accretion income was higher by $0.3 million compared to the same period last year.

Loan Portfolio

Total loans ended the quarter at $3.94 billion, representing an increase of $804.7 million compared to the prior quarter. The increase was primarily driven by the addition of Providence, which had $817.2 million, net of the discount, at quarter end. Excluding Providence, loans declined $12.5 million in the quarter and PPP loans increased $35.3 million. The Company had $72.1 million of the initial PPP loans forgiven and/or pay down in the period, while it added $107.4 million in the new PPP program. Total PPP loans ended the period at $259.7 million, which included $56.1 million for Providence. Overall, the loan growth pipeline has improved, but payoffs have increased as well. A combination of stimulus and PPP income has helped borrowers reduce debt and the stronger Ag economy has driven farmers to pay down borrowings to improve their overall balance sheets.

The Company continues to see its loan deferrals trending lower. As of April 23, 2021, outstanding deferrals totaled $45.8 million, or 1.2% of the loan portfolio. Hotels represent the largest deferral category at 90% of the total outstanding deferrals. A majority of the remaining deferrals are expected to return to full principal and interest over the next three months. All but one of the remaining deferrals are paying interest with only principal deferred.

Asset Quality

The Company’s asset quality measures continue to reflect a strong credit culture. As of March 31, 2021, the allowance for credit losses, excluding $259.7 million of PPP loans, was 1.50% of total loans, excluding 25 basis points of credit discount. Also at quarter end, the ratio of non-performing loans to total loans was 0.81%, and the allowance for credit losses to non-performing loans was 173.3%. Nonperforming loans and nonperforming assets increased with the addition of Providence. Excluding Providence, nonperforming loans and nonperforming assets were essentially flat compared to the fourth quarter. The ratio of nonperforming assets to total assets was 0.78% at quarter end. Net charge-offs were $0.7 million during the first quarter compared to $0.6 million in the prior quarter. During the quarter, the Company recognized significant improvement in its classified loans. Excluding Providence, special mention loans decreased $14.0 million to $123.8 million and substandard loans decreased $9.3 million to $50.2 million.

Provision expense was recorded in the amount of $12.1 million in the first quarter. The Company recorded $11.5 million for the non-PCD CECL requirement tied to the Providence acquisition. The allowance for credit losses increased $13.5 million to $55.4 million in the quarter. In addition to the non-PCD requirement related to the Providence acquisition, the Company added $2.1 million in PCD reserve through purchase accounting.

Deposits

Total deposits ended the quarter at $4.74 billion, which represented an increase of $1.04 billion from the prior quarter primarily from the addition of Providence, which had $870.4 million in deposits at quarter end. Excluding Providence, total deposits increased $174.5 million driven primarily from increases related to the government stimulus efforts. The Company’s average rate on cost of funds was 0.36% for the quarter compared to 0.41% in the prior quarter and 0.60% in the first quarter of 2020. The Company continues to see opportunities to reprice CD’s lower as well as allow wholesale CD’s to mature.

Noninterest Income

Noninterest income for the first quarter of 2021 was $17.7 million compared to $15.5 million in the fourth quarter of 2020. The increase compared to the prior quarter was partially due to the addition of Providence and the seasonally higher insurance revenue. Wealth management had a solid quarter of farm management fee income on higher commodity prices. Both the wealth management and insurance business are well diversified in their revenue sources and deliver consistent cash flows. These two businesses represent approximately 60% of the Company’s noninterest income providing significant diversification for the Company. The quarter also included an increase in debit card fee income as more businesses came off of pandemic restrictions allowing for more consumer spending. Service charges declined with additional stimulus in the quarter and mortgage banking was lower on higher interest rates.

In comparison to the first quarter of 2020, noninterest income increased $1.2 million, or 7.5%. The year-over-year increase was driven by the addition of Providence, higher farm management fee income within the wealth management division, an increase in mortgage banking and debit card usage. These were offset by lower insurance revenues, service charges and securities gains.

Noninterest Expenses

Noninterest expense for the first quarter totaled $37.6 million compared to $30.3 million in the fourth quarter. The increase was primarily driven by the addition of Providence, non-recurring acquisition costs of $2.6 million, and higher incentive compensation.

In comparison to the first quarter of 2020, noninterest expenses increased $9.9 million. The increase was primarily due to the addition of Providence, non-recurring acquisition costs and higher incentive compensation.

The Company’s efficiency ratio, as adjusted in the non-GAAP reconciliation table herein, for the first quarter 2021 was 61.2% compared to 58.3% in the prior quarter and 56.8% for the same period last year.

Regulatory Capital Levels and Dividend

The Company’s capital levels remained strong and comfortably above the “well capitalized” levels. Capital levels ended the period as follows:

Total capital to risk-weighted assets	13.75%
Tier 1 capital to risk-weighted assets	10.74%
Common equity tier 1 capital to risk-weighted assets	10.33%
Leverage ratio	9.84%

The Company’s Board of Directors approved a regular quarterly dividend in the amount of $0.205 payable on June 1, 2021 for shareholders of record on May 18, 2021.

About First Mid: First Mid Bancshares, Inc. (“First Mid”) is the parent company of First Mid Bank & Trust, N.A., Providence Bank, First Mid Insurance Group, Inc. and First Mid Wealth Management Co. First Mid is a $5.8 billion community-focused organization that provides a full-suite of financial services including banking, wealth management, brokerage, Ag services, and insurance through a sizeable network of locations throughout Illinois and Missouri and a loan production office in the greater Indianapolis area. Together, our First Mid team takes great pride in their work and their ability to serve our customers well over the last 155 years. More information about the Company is available on our website at www.firstmid.com.

Non-GAAP Measures: In addition to reports presented in accordance with generally accepted accounting principles (“GAAP”), this release contains certain non-GAAP financial measures. The Company believes that such non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance. Readers of this release, however, are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported. These non-GAAP financial measures are detailed as supplemental tables and include “Adjusted Net Income,” “Adjusted Diluted EPS,” “Efficiency Ratio,” “Net Interest Margin, tax equivalent,” and “Tangible Book Value per Common Share”. While the Company believes these non-GAAP financial measures provide investors with a broader understanding of the capital adequacy, funding profile and financial trends of the Company, this information should be considered as supplemental in nature and not as a substitute to the related financial information prepared in accordance with GAAP. These non-GAAP financial measures may also differ from the similar measures presented by other companies.

Forward Looking Statements:
This document may contain certain forward-looking statements about First Mid Bancshares, Inc. (“First Mid”), such as discussions of First Mid’s pricing and fee trends, credit quality and outlook, liquidity, new business results, expansion plans, anticipated expenses and planned schedules. First Mid intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1955. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of First Mid, are identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including, among other things, the possibility that any of the anticipated benefits of the closed transaction between First Mid and LINCO will not be realized or will not be realized within the expected time period; the risk that integration of the operations of LINCO with First Mid will be materially delayed or will be more costly or difficult than expected; changes in interest rates; general economic conditions and those in the market areas of First Mid; legislative/regulatory changes; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of First Mid’s loan or investment portfolios and the valuation of those investment portfolios; demand for loan products; deposit flows; competition, demand for financial services in the market areas of First Mid; accounting principles, policies and guidelines; the severity, magnitude and duration of COVID-19 pandemic, the direct and indirect impact of such pandemic, including responses to the pandemic by the government, commercial customers' businesses, the disruption of global, national, state and local economies associated with the COVID-19 pandemic, which could affect First Mid’s liquidity and capital positions, impair the ability of First Mid’s borrowers to repay outstanding loans, impair collateral values, and further increase the allowance for credit losses, and the impact of the COVID-19 pandemic on First Mid’s financial results, including possible lost revenue and increased expenses (including cost of capital), as well as possible goodwill impairment charges. Additional information concerning First Mid, including additional factors and risks that could materially affect First Mid’s financial results, are included in First Mid’s filings with the SEC, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

Investor Contact:
Aaron Holt
VP, Shareholder Relations
217-258-0463
aholt@firstmid.com

Matt Smith
Chief Financial Officer
217-258-1528
msmith@firstmid.com

- Tables Follow -

FIRST MID BANCSHARES, INC.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)
	As of

	March 31,	December 31,	March 31,
	2021	2020	2020

Assets
Cash and cash equivalents	$410,017	$417,281	$182,027
Investment securities	1,099,532	887,169	646,744
Loans (including loans held for sale)	3,943,099	3,138,419	2,744,298
Less allowance for loan losses	(55,418)	(41,910)	(32,876)
Net loans	3,887,681	3,096,509	2,711,422
Premises and equipment, net	86,654	58,206	59,359
Goodwill and intangibles, net	138,606	128,120	132,199
Bank owned life insurance	124,925	68,955	67,656
Other assets	89,855	70,108	65,424
Total assets	$5,837,270	$4,726,348	$3,864,831

Liabilities and Stockholders' Equity
Deposits:
Non-interest bearing	$1,185,181	$936,926	$642,384
Interest bearing	3,552,512	2,755,858	2,266,243
Total deposits	4,737,693	3,692,784	2,908,627
Repurchase agreement with customers	212,503	206,937	231,649
Other borrowings	116,861	93,969	124,921
Junior subordinated debentures	19,069	19,027	18,900
Subordinated debt	94,289	94,253	-
Other liabilities	54,971	51,150	47,683
Total liabilities	5,235,386	4,158,120	3,331,780

Total stockholders' equity	601,884	568,228	533,051
Total liabilities and stockholders' equity	$5,837,270	$4,726,348	$3,864,831

FIRST MID BANCSHARES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data, unaudited)

	Three Months Ended
	March 31,
	2021	2020
Interest income:
Interest and fees on loans	$35,886	$30,027
Interest on investment securities	4,842	4,589
Interest on federal funds sold & other deposits	88	125
Total interest income	40,816	34,741
Interest expense:
Interest on deposits	2,484	3,861
Interest on securities sold under agreements to repurchase	70	194
Interest on other borrowings	374	595
Interest on jr. subordinated debentures	140	218
Interest on subordinated debt	984	0
Total interest expense	4,052	4,868
Net interest income	36,764	29,873
Provision for loan losses	12,136	5,481
Net interest income after provision for loan	24,628	24,392
Non-interest income:
Wealth management revenues	4,926	3,626
Insurance commissions	5,857	6,621
Service charges	1,364	1,778
Securities gains, net	4	531
Mortgage banking revenues	1,409	308
ATM/debit card revenue	2,699	1,987
Other	1,490	1,659
Total non-interest income	17,749	16,510
Non-interest expense:
Salaries and employee benefits	23,487	16,500
Net occupancy and equipment expense	4,970	4,242
Net other real estate owned (income) expense	78	(46)
FDIC insurance	452	93
Amortization of intangible assets	1,220	1,295
Stationary and supplies	316	268
Legal and professional expense	1,402	1,398
Marketing and donations	502	481
Other	5,173	3,500
Total non-interest expense	37,600	27,731
Income before income taxes	4,777	13,171
Income taxes	668	3,172
Net income	$4,109	$9,999

Per Share Information
Basic earnings per common share	$0.24	$0.60
Diluted earnings per common share	0.24	0.60

Weighted average shares outstanding	17,299,927	16,693,183
Diluted weighted average shares outstanding	17,352,947	16,740,091

FIRST MID BANCSHARES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data, unaudited)

	For the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Interest income:
Interest and fees on loans	$35,886	$33,254	$32,151	$31,382	$30,027
Interest on investment securities	4,842	4,226	4,074	4,077	4,589
Interest on federal funds sold & other deposits	88	90	70	76	125
Total interest income	40,816	37,570	36,295	35,535	34,741
Interest expense:
Interest on deposits	2,484	2,617	3,168	3,105	3,861
Interest on securities sold under agreements to repurchase	70	68	68	158	194
Interest on other borrowings	374	371	395	516	595
Interest on jr. subordinated debentures	140	143	147	174	218
Interest on subordinated debt	984	931	-	-	-
Total interest expense	4,052	4,130	3,778	3,953	4,868
Net interest income	36,764	33,440	32,517	31,582	29,873
Provision for loan losses	12,136	603	3,883	6,136	5,481
Net interest income after provision for loan	24,628	32,837	28,634	25,446	24,392
Non-interest income:
Wealth management revenues	4,926	5,232	3,468	3,827	3,626
Insurance commissions	5,857	3,477	3,291	4,088	6,621
Service charges	1,364	1,527	1,446	1,111	1,778
Securities gains, net	4	193	95	287	531
Mortgage banking revenues	1,409	1,870	1,661	1,236	308
ATM/debit card revenue	2,699	2,369	2,367	2,239	1,987
Other	1,490	879	1,250	1,097	1,659
Total non-interest income	17,749	15,547	13,578	13,885	16,510
Non-interest expense:
Salaries and employee benefits	23,487	19,151	15,346	15,455	16,500
Net occupancy and equipment expense	4,970	3,962	4,363	4,141	4,242
Net other real estate owned (income) expense	78	(20)	110	(2)	(46)
FDIC insurance	452	458	469	289	93
Amortization of intangible assets	1,220	1,200	1,277	1,290	1,295
Stationary and supplies	316	275	262	275	268
Legal and professional expense	1,402	1,220	1,320	1,489	1,398
Marketing and donations	502	434	387	314	481
Other	5,173	3,651	3,393	2,847	3,500
Total non-interest expense	37,600	30,331	26,927	26,098	27,731
Income before income taxes	4,777	18,053	15,285	13,233	13,171
Income taxes	668	4,484	3,720	3,096	3,172
Net income	$4,109	$13,569	$11,565	$10,137	$9,999

Per Share Information
Basic earnings per common share	$0.24	$0.81	$0.69	$0.61	$0.60
Diluted earnings per common share	0.24	0.81	0.69	0.60	0.60

Weighted average shares outstanding	17,299,927	16,735,926	16,728,191	16,709,886	16,693,183
Diluted weighted average shares outstanding	17,352,947	16,779,129	16,775,099	16,756,794	16,740,091

FIRST MID BANCSHARES, INC.
Consolidated Financial Highlights and Ratios
(Dollars in thousands, except per share data)
(Unaudited)

	As of and for the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020

Loan Portfolio
Construction and land development	$165,376	$122,479	$167,515	$180,934	$123,326
Farm real estate loans	269,652	254,341	256,230	251,382	242,891
1-4 Family residential properties	412,470	325,762	339,172	342,036	325,128
Multifamily residential properties	297,984	189,632	139,255	141,015	139,734
Commercial real estate	1,402,885	1,174,300	1,177,571	1,123,540	1,002,868
Loans secured by real estate	2,548,367	2,066,514	2,079,743	2,038,907	1,833,947
Agricultural operating loans	121,070	137,352	141,074	149,043	139,136
Commercial and industrial loans	1,017,400	738,313	807,668	811,169	565,789
Consumer loans	91,705	78,002	80,348	82,084	82,104
All other loans	164,557	118,238	127,414	124,059	123,322
Total loans	3,943,099	3,138,419	3,236,247	3,205,262	2,744,298

Deposit Portfolio
Non-interest bearing demand deposits	$1,185,181	$936,926	$837,602	$817,623	$642,384
Interest bearing demand deposits	1,268,882	1,031,183	1,053,691	938,710	827,387
Savings deposits	668,098	499,427	485,241	474,545	441,998
Money Market	803,946	748,179	736,262	625,361	441,381
Time deposits	811,586	477,069	507,040	529,588	555,477
Total deposits	4,737,693	3,692,784	3,619,836	3,385,827	2,908,627

Asset Quality
Non-performing loans	$31,984	$28,123	$22,439	$23,096	$24,463
Non-performing assets	45,323	30,616	24,712	25,397	27,306
Net charge-offs	702	608	349	631	1,188
Allowance for loan losses to non-performing loans	173.27%	149.02%	186.80%	166.18%	134.39%
Allowance for loan losses to total loans outstanding	1.50%[1]	1.41%[1]	1.41%[1]	1.30%[1]	1.20%
Nonperforming loans to total loans	0.81%	0.90%	0.69%	0.72%	0.89%
Nonperforming assets to total assets	0.78%	0.65%	0.55%	0.57%	0.71%

Common Share Data
Common shares outstanding	18,042,256	16,741,208	16,731,684	16,728,190	16,702,484
Book value per common share	$33.36	$33.94	$33.53	$32.84	$31.91
Tangible book value per common share (2)	25.68	26.29	25.80	25.02	24.00
Market price of stock	43.93	33.66	24.95	26.23	23.74

Key Performance Ratios and Metrics
End of period earning assets	$5,837,270	$4,367,717	$4,130,186	$4,093,511	$3,492,271
Average earning assets	4,769,975	4,238,388	4,113,846	3,942,832	3,451,123
Average rate on average earning assets (tax equivalent)	3.52%	3.58%	3.56%	3.68%	4.11%
Average rate on cost of funds	0.36%	0.41%	0.39%	0.43%	0.60%
Net interest margin (tax equivalent) (2)	3.16%	3.17%	3.17%	3.25%	3.51%
Return on average assets	0.32%	1.18%	1.03%	0.94%	1.05%
Return on average common equity	2.78%	9.66%	8.31%	7.47%	7.48%
Efficiency ratio (tax equivalent) (2)	61.20%	58.27%	54.66%	53.70%	56.81%
Full-time equivalent employees	983	824	816	828	835

[1] Excludes Paycheck Protection Program loans.
[2] Non-GAAP financial measure. Refer to reconciliation to the comparable GAAP measure.

FIRST MID BANCSHARES, INC.
Net Interest Margin
(In thousands, unaudited)
	For the Quarter Ended March 2021
	QTD Average		Average
	Balance	Interest	Rate
INTEREST EARNING ASSETS
Interest bearing deposits	$278,295	$74	0.11%
Federal funds sold	1,316	-	0.03%
Certificates of deposits investments	2,695	14	2.14%
Investment Securities:
Taxable (total less municipals)	761,727	3,249	1.71%
Tax-exempt (Municipals)	248,188	2,016	3.25%
Loans (net of unearned income)	3,477,754	36,058	4.20%

Total interest earning assets	4,769,975	41,411	3.52%

NONEARNING ASSETS
Cash and due from banks	84,392
Premises and equipment	68,282
Other nonearning assets	296,284
Allowance for loan losses	(46,735)

Total assets	$5,172,198

INTEREST BEARING LIABILITIES
Demand deposits	$1,876,378	$886	0.19%
Savings deposits	579,632	136	0.10%
Time deposits	623,852	1,462	0.95%
Total interest bearing deposits	3,079,862	2,484	0.33%
Repurchase agreements	198,670	70	0.14%
FHLB advances	102,081	374	1.49%
Federal funds purchased	-	-	0.00%
Subordinated debt	94,266	984	4.23%
Jr. subordinated debentures	19,041	140	2.98%
Other borrowings	-	-	0.00%
Total borrowings	414,058	1,568	1.54%
Total interest bearing liabilities	3,493,920	4,052	0.47%

NONINTEREST BEARING LIABILITIES
Demand deposits	1,033,741	Average cost of funds	0.36%
Other liabilities	54,346
Stockholders' equity	590,191

Total liabilities & stockholders' equity	$5,172,198

Net Interest Earnings / Spread		$37,359	3.05%

Impact of Non-Interest Bearing Funds			0.11%

Tax effected yield on interest earning assets			3.16%

FIRST MID BANCSHARES, INC.
Reconciliation of Non-GAAP Financial Measures
(In thousands, unaudited)

	As of and for the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020

Net interest income as reported	$36,764	$33,440	$32,517	$31,582	$29,873
Net interest income, (tax equivalent)	37,359	34,040	33,084	32,118	30,393
Average earning assets	4,769,975	4,238,388	4,113,846	3,942,832	3,451,123
Net interest margin (tax equivalent)	3.16%	3.17%	3.17%	3.25%	3.51%

Common stockholder's equity	$601,884	$568,228	$561,009	$549,273	$533,051
Goodwill and intangibles, net	138,606	128,120	129,287	130,656	132,199
Common shares outstanding	18,042	16,741	16,732	16,728	16,702
Tangible Book Value per common share	$25.68	$26.29	$25.80	$25.02	$24.00

FIRST MID BANCSHARES, INC.
Reconciliation of Non-GAAP Financial Measures
(In thousands, except per share data, unaudited)

	As of and for the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Adjusted earnings Reconciliation
Net Income - GAAP	$4,109	$13,569	$11,565	$10,137	$9,999
Adjustments (post-tax): (1)
Acquisition ACL on non-PCD assets in provision expense	9,072	-	-	-	-
Integration and acquisition expenses	2,036	292	69	204	110
Total non-recurring adjustments (non-GAAP)	$11,108	$292	$69	$204	$110

Adjusted earnings - non-GAAP	$15,217	$13,861	$11,634	$10,341	$10,109
Adjusted diluted earnings per share (non-GAAP)	$0.88	$0.83	$0.69	$0.62	$0.60

Efficiency Ratio Reconciliation
Noninterest expense - GAAP	$37,600	$30,331	$26,927	$26,098	$27,731
Foreclosed property income (expense)	(78)	20	(110)	2	46
Amortization of intangibles	(1,220)	(1,200)	(1,277)	(1,290)	(1,295)
integration and acquisition expenses	(2,578)	(369)	(87)	(259)	(139)
Adjusted noninterest expense (non-GAAP)	$33,724	$28,782	$25,453	$24,551	$26,343

Net interest income -GAAP	$36,764	$33,440	$32,517	$31,582	$29,873
Effect of tax-exempt income (1)	595	601	566	537	520
Adjusted net interest income (non-GAAP)	$37,359	$34,041	$33,083	$32,119	$30,393

Noninterest income - GAAP	$17,749	$15,547	$13,578	$13,885	$16,510
Gain on sales of investment securities, net	(4)	(193)	(95)	(287)	(531)
Adjusted noninterest income (non-GAAP)	$17,745	$15,354	$13,483	$13,598	$15,979

Adjusted total revenue (non-GAAP)	$55,104	$49,395	$46,566	$45,717	$46,372

Efficiency ratio (non-GAAP)	61.20%	58.27%	54.66%	53.70%	56.81%

(1) Nonrecurring items (post-tax) and tax-exempt income are calculated using an estimated effective tax rate of 21%.